Exhibit 99.1

For Immediate Release - January 12, 2009

Hologic to Provide Business Update at Investor Meeting

Reports Preliminary Fiscal First Quarter Revenues Below Expectations and EPS and

Adjusted EPS In-Line as Hospital Spending Tightens

BEDFORD, Mass. (January 12, 2009)—Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today is announcing preliminary unaudited first quarter fiscal 2009 revenues and earnings per diluted share (EPS) in conjunction with a presentation by Hologic’s Chairman and Chief Executive Officer, Jack Cumming, at the J.P. Morgan 27th Annual Healthcare conference today, Monday, January 12, 2009, in San Francisco, CA, at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time.

Interested parties are invited to listen to the live audio webcast of Hologic’s investor presentation over the Internet and it can be accessed on the investor section of the Company’s website at www.hologic.com/investor. An archive of the presentation will be available for replay following the conference.

At the investor conference, Hologic will report it expects first quarter fiscal 2009 revenues to be three percent below previously issued guidance. The Company now expects total revenues to be approximately $428 million to $429 million. This compares to prior Company guidance issued on November 11, 2008 of $441 million to $443 million. The three percent decline in anticipated revenues from its initial guidance is principally due to reductions in revenues in Hologic’s Breast Health segment. The Company attributes this decline primarily to cost pressures faced by hospitals, due to the worldwide economic instability which has resulted in longer sales processes and delays of capital equipment purchases.

“This year will be challenging for our entire industry, as many drivers of our business remain uncertain,” said Jack Cumming, Chairman and Chief Executive Officer. “The severe and rapid economic downturn, resulting in a decline in hospital spending, has impacted Hologic’s Breast Health capital equipment sales. While in early November we were cautiously optimistic, even in light of the faltering economy, we witnessed an unprecedented decline in demand for capital equipment at the end of the quarter, which impacted sales of our Selenia™ digital mammography systems among our hospital customers. Hospital systems across the country have responded to tightening access to capital by restricting capital expenditures, implementing tight spending controls and reducing personnel.”

Although first quarter revenues are expected to fall three percent below initial expectations, Hologic expects non-GAAP adjusted EPS for the first quarter of fiscal 2009 to meet or exceed initial expectations and be in a range of $0.30 to $0.31, as a result of a number of cost reduction initiatives the Company implemented in the first quarter. This compares to prior Company guidance for non-GAAP adjusted EPS issued on November 11, 2008 of $0.29 to $0.30. Non-GAAP adjusted EPS excludes approximately $50 million of amortization of intangibles which on an after-tax basis (at an effective tax rate of 34%) would reduce GAAP EPS by $0.13. The estimated GAAP EPS would then be in a range of $0.17 to $0.18. Please see below for a further discussion of our use of non-GAAP financial measures.

Hologic will continue to assess the need for additional cost control measures based on the changing dynamics of the global economic climate and its impact on its businesses. The Company plans to update its fiscal 2009 guidance on its first quarter conference call scheduled on February 2, 2009.

“Hologic’s balance sheet remains very strong,” said Rob Cascella, President and COO. “We continue to generate solid cash flows and remain focused on cost saving measures to protect our bottom line. While addressing the current economic environment is important, it is absolutely critical that we protect our future. As such, we are focusing our resources on areas that we expect to generate positive returns. We remain committed to our major research and development projects for 2009, as well as to our long-term goals.”

First Quarter Conference Call Information

Hologic plans to release its first quarter fiscal 2009 operating results and revised fiscal year 2009 guidance on Monday, February 2, 2009, after market close. In conjunction with the release, management will host a conference call on Monday, February 2, 2009 at 5:00 p.m. (Eastern). Interested participants may listen to the call by dialing 877-879-6174 or 719-325-4812 for international callers and referencing code 5104110 approximately 15 minutes prior to the call on February 2nd. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, February 13, 2009 at 888-203-1112 or 719-457-0820 for international callers, access code 5104110.

The Company will also provide a live webcast of the call. Interested participants may access the webcast at the Company’s website at www.hologic.com. A replay of the call will be archived on the Company’s website.

Use of Non-GAAP Financial Measures:

The Company has presented non-GAAP adjusted EPS in this press release. The Company generally defines its non-GAAP adjusted EPS to exclude the non-cash amortization or impairment of intangible assets, which primarily relate to intangible assets acquired by the Company since 2006, other acquisition related charges, such as charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair market value, and other one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As noted above, in the first quarter of fiscal 2009, the Company expects its non-GAAP adjusted EPS to exclude approximately $50 million of amortization of intangibles. The Company believes the use of non-GAAP adjusted EPS is useful to investors in evaluating the operating results of the Company by eliminating the impact of charges associated with the Company’s acquisitions and other items that are not necessarily indicative of ongoing operating trends or activities. This measure is also consistent with how the Company manages the business internally, sets operational goals and monitors compliance with certain of its financial covenants under its credit facility. When analyzing the Company’s operating performance, investors should not consider this non-GAAP financial measure as a substitute for EPS prepared in accordance with GAAP.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including reagents for a variety of DNA and RNA analysis applications. More information about the Company and its products can be found at its website www.hologic.com and in the Company’s Annual Report on Form 10-K for the twelve months ended September 27, 2008 and its other SEC filings.

Forward Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s expectations regarding fiscal 2009 first quarter results, and the expected continued market challenges and the Company’s response to those challenges. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The estimates provided in this release with respect to first quarter results are preliminary, as the Company has not completed its review of financial information for the quarter, including the associated estimates and judgments to be made in connection therewith, and the Company’s reported results could be significantly different than the estimates set forth herein. For example, we have experienced a decline in the price of our publicly-traded common stock and related market capitalization such that our market capitalization has declined below the book value of our net assets. We have determined that such a decline is an indicator of an impairment to our long-lived assets, including goodwill, that existed as of the end of our first quarter. This determination requires us to perform an interim impairment test. This test could result in a material impairment charge that would have an adverse impact on our estimated GAAP operating results, including the estimated GAAP EPS set forth above.

Other risks and uncertainties that could adversely affect the Company’s business and prospects include without limitation: the continued U.S. and general worldwide economic conditions and related uncertainties, including the recent global financial turmoil and associated economic downturn; the Company’s reliance on third party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement; the Company’s ability to integrate its acquisitions and business combinations effectively; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company’s reliance on a single source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; general future legislative, regulatory, or tax changes; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company’s obligation to meet financial covenants and payment obligations under the Company’s financing arrangements and leases; and the Company’s ability to attract and retain qualified personnel.

The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:	Deborah R. Gordon	Frances Doria
	Vice President, Investor Relations	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7716	(781) 999-7377